Exhibit 99a

Date: November 19, 1998
Release: Upon Receipt
Contact:
Financial Donald T. Sena
          (617) 357-9590
General   Michael J. Hirsh
          (508) 559-2000 ext. 3101

Eastern Utilities Announces Buyout of Nuclear Power Purchase Contract

     BOSTON, Nov. 19 -- Eastern Utilities Associates (NYSE: EUA) today announced the signing of agreements with Boston Edison Co. (NYSE: BSE) to buy out of its power entitlement from the Pilgrim nuclear power station in Plymouth, Mass. The buyout agreement was executed in conjunction with the acquisition of Pilgrim by Entergy Nuclear Generating Co., a subsidiary of New Orleans-based Entergy Corp. (NYSE: ETR).

     EUA's Montaup Electric subsidiary currently holds a contract for 11 percent of Pilgrim's output, equivalent to 73.27 megawatts of generation capacity, through 2012. Under the buyout agreement, Montaup will purchase decreasing amounts of Pilgrim power from Entergy through 2004. Entergy will assume responsibility for Montaup's future operating and post-closing costs in the plant.

     "With the transfer of this power purchase contract, EUA moves another step closer to fulfilling its commitment to divest its generating resources," said Donald G. Pardus, EUA's Chairman and Chief Executive Officer. "Montaup has agreements to sell all its non-nuclear generating assets as well as its share of the Seabrook nuclear power plant and its purchase power entitlement in Ocean State Power."

     Transfer of the Pilgrim contract is expected to be completed in 1999, following regulatory approvals.

          EUA is a Boston-based energy company whose shares are traded on the New York and Pacific Stock Exchanges. Subsidiaries include Blackstone Valley Electric Co.; Eastern Edison Co.; Newport Electric Corp.; EUA Cogenex Corp.; EUA Energy Investment Corp.; EUA Ocean State Corp.; EUA Service Corp.; EUA Energy Services, Inc.; and Montaup Electric Co. Together, the companies are known as the EUA System. Information about EUA is available on the World Wide Web at www.eua.com